UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2007

Hines Real Estate Investment Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2007, Hines REIT Properties, L.P. (the "Operating Partnership"), a subsidiary of Hines Real Estate Investment Trust, Inc. ("Hines REIT" or the "Company"), entered into a contract with Bay West Seattle, LLC, to acquire Seattle Design center, a mixed-use office and retail complex located five miles south of the central business district of Seattle, Washington. The seller is not affiliated with Hines REIT or its affiliates. Seattle Design Center is comprised of a two-story mixed-use office and retail building constructed in 1973 and a five-story mixed-use office and retail building constructed in 1983. The buildings consist of 390,684 square feet of rentable area and are 90% leased.

The contract purchase price for Seattle Design Center is expected to be approximately $57.0 million, exclusive of transaction costs, financing fees and working capital reserves. Hines REIT anticipates that it will fund the acquisition using borrowings under the Company's revolving credit facility with KeyBank National Association, proceeds from its current public offering and mortgage financing obtained in connection with the acquisition.

Hines REIT anticipates that the closing will occur on or about June 22, 2007, subject to a number of customary closing conditions. Hines REIT funded a $2 million earnest money deposit on April 2, 2007 and expects to fund an additional $2 million on or about April 12, 2007. There can be no guarantee that this acquisition will be consummated and if the Operating Partnership elects not to close on Seattle Design Center, it could forfeit its $4 million in earnest money deposits.

Item 8.01 Other Events.

On March 29, 2007, an affiliate of Hines Interests Limited Partnership ("Hines") entered into a contract (the "Purchase Agreement") to acquire a portfolio of office buildings in Sacramento, California (the "Sacramento Properties") on behalf of an indirect subsidiary of Hines-Sumisei U.S. Core Office Fund (the "Core Fund"), as well as acquire certain other properties on behalf of another affiliate of Hines. The Sacramento Properties consist of approximately 1.4 million square feet and are located in and around the Sacramento metropolitan area. The Core Fund is an affiliate of Hines, the sponsor of Hines REIT, and of Jeffrey C. Hines, Chairman of Hines REIT’s Board of Directors. The Operating Partnership owned a 34.0% interest in the Core Fund as of April 1, 2007.

The contract purchase price of the Sacramento Properties is expected to be approximately $490.2 million, exclusive of transaction costs, financing fees and working capital reserves. The Core Fund expects to fund its acquisition of the Sacramento Properties using borrowings by its subsidiary under its revolving credit facility and bridge financing obtained in connection with the acquisition.

The Core Fund anticipates that the closing will occur on or about May 1, 2007, and there are no financing or due diligence conditions to the closing of this transaction. Although Core Fund management believes the acquisition of the Sacramento Properties is probable, there can be no guarantee that the acquisition will be consummated. Additionally, the indirect subsidiary of the Core Fund has entered into an unconditional guaranty to pay a termination fee in the amount of approximately $49.0 million in the event that the acquisition of any of the properties subject to the Purchase Agreement does not close (including the failure to purchase any of the properties to be acquired by the other affiliate of Hines).

The Core Fund is an investment vehicle organized in August 2003 by Hines to invest in existing office properties in the United States that Hines believes are desirable long-term "core" holdings.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the properties described therein and funding sources for the same, are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include changes in general economic and real estate market conditions, risks associated with property acquisitions and other risks described in the Company’s “Risk Factors” section of the Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

April 2, 2007	By:	/s/ Frank R. Apollo

Name: Frank R. Apollo
Title: Chief Accounting Officer, Treasurer and Secretary